Exhibit 99.1

        News Release

Pioneer Southwest Energy Partners L.P. Reports

First Quarter 2009 Results

Dallas, Texas, May 5, 2009 -- Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest” or “the Partnership”) (NYSE:PSE) today announced financial results for the quarter ended March 31, 2009. Net income for the first quarter was $12 million, or $.40 per common unit. Net income included noncash mark-to-market derivative losses of $8 million related to commodity price changes since February 1, 2009 when the Partnership discontinued hedge accounting. Cash flow from operating activities for the period was $14 million.

Oil and gas sales for the first quarter averaged 5,298 barrels oil equivalent per day (BOEPD). First quarter 2009 production included approximately 320 barrels per day (BPD) of sales of inventoried natural gas liquids (NGLs) that were not able to be fractionated and sold in the fourth quarter as a result of hurricane damage to third-party fractionation facilities.

First quarter oil sales averaged 3,114 BPD, NGL sales averaged 1,311 BPD and gas sales averaged 5.2 million cubic feet per day (MMCFPD). The first quarter average price for oil was $90.45 per barrel. The price for NGLs was $36.79 per barrel, and the price for gas was $6.09 per thousand cubic feet. The average prices reported for the first quarter benefited from the Partnership’s attractive commodity derivative position. In total, derivative settlements comprised 55% of the Partnership’s first quarter oil and gas revenues.

Pioneer Southwest previously announced a cash distribution of $15 million or $.50 per outstanding common unit for the quarter ended March 31. The distribution is payable May 14, 2009, to holders of record at the close of business on May 7, 2009. Distributions are supported by a significant derivative position covering approximately 75%, 70% and 45% of the Partnership’s production in 2009, 2010 and 2011, respectively.

Pioneer Natural Resources has indicated to the Partnership that it is considering offering to sell certain oil and gas assets to Pioneer Southwest. Additionally, the Partnership continues to evaluate the potential benefit of initiating a development drilling program in the Spraberry field as costs decrease and margins improve. The Partnership also continues to evaluate third-party acquisition opportunities.

Financial Outlook

Second quarter 2009 production is forecasted to average 4,700 BOEPD to 4,900 BOEPD. Second quarter production costs (including production and ad valorem taxes) are expected to average $19.00 to $22.00 per BOE based on current NYMEX strip prices for oil, NGLs and gas. Depreciation, depletion and amortization expense is expected to average $5.50 to $6.50 per BOE.

General and administrative expense is expected to be $1 million to $2 million. Interest expense and accretion of discount on asset retirement obligations are both expected to be nominal.

Pioneer Southwest’s second quarter cash taxes and effective income tax rate are expected to beapproximately 1% as a result of Pioneer Southwest being subject to the Texas Margin tax.

Effective February 1, 2009, the Partnership discontinued hedge accounting on all existing commodity derivative instruments, and since that date has accounted for derivative instruments using the mark-to-market accounting method. Therefore, for the period from February 1, 2009 through March 31, 2009 the Partnership has recognized, and in the future will recognize, all changes in the fair values of its derivative contracts as gains or losses in the earnings of the period in which they occur.

Earnings Conference Call

On Wednesday, May 6 at 11:00 a.m. Central Time, Pioneer Southwest will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer Southwest’s website, www.pioneersouthwest.com. The presentation will be available on the website for preview in advance of the call. At the website, select ‘INVESTORS’ at the top of the page. For those who cannot listen to the live webcast, a replay will be available shortly thereafter. Or you may choose to dial (877) 741-4239 (confirmation code: 5216144) to listen by telephone and view the accompanying presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 5216144).

Pioneer Southwest is a Delaware limited partnership headquartered in Dallas and formed by Pioneer Natural Resources to own and acquire oil and gas assets in the Partnership’s area of operations. This area includes onshore Texas and eight counties in the southeast region of New Mexico. For more information, visit Pioneer Southwest’s website at www.pioneersouthwest.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Southwest are subject to a number of risks and uncertainties that may cause Pioneer Southwest’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, the effectiveness of Pioneer Southwest's commodity price derivative strategy, reliance on Pioneer Natural Resources Company and its subsidiaries to manage Pioneer Southwest's business and identify and evaluate acquisitions, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer Southwest's ability to replace reserves, including through acquisitions, and implement its business plans or complete its development activities as scheduled, uncertainties associated with acquisitions, access to and cost of capital, uncertainties about estimates of reserves, the assumptions underlying production forecasts, quality of technical data and environmental and weather risks. These and other risks are described in Pioneer Southwest's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer Southwest may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer Southwest undertakes no duty to publicly update these statements except as required by law.

Pioneer Southwest Energy Partners L.P. Contacts:

Investors

Frank Hopkins – 972-969-4065

Matt Gallagher – 972-969-4017

Nolan Badders – 972-969-3955

Media and Public Affairs

Susan Spratlen – 972-969-4018

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$28,942	$29,936
Accounts receivable	10,727	10,965
Inventories	795	1,659
Prepaid expenses	55	105
Derivatives	48,013	51,261

Total current assets	88,532	93,926

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	225,317	225,092
Accumulated depletion, depreciation and amortization	(86,085)	(83,335)

Total property, plant and equipment	139,232	141,757

Deferred income taxes	544	235
Other assets:
Derivatives	57,907	65,804
Other, net	747	806

	$286,962	$302,528

LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
Accounts payable:
Trade	$3,461	$4,739
Due to affiliates	812	5,968
Income taxes payable to affiliate	576	492
Deferred income taxes	375	521
Derivatives	107	—
Asset retirement obligations	232	23

Total current liabilities	5,563	11,743

Derivatives	52	—
Asset retirement obligations	5,454	5,683
Partners' equity	275,893	285,102

	$286,962	$302,528

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Partnership	Partnership Predecessor (a)
	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008

Revenues:
Oil	$25,348	$28,734
Natural gas liquids	4,340	4,728
Gas	2,876	2,729
Interest and other	118	—
	32,682	36,191
Costs and expenses:
Oil and gas production	7,303	6,623
Production and ad valorem taxes	1,883	2,737
Depletion, depreciation and amortization	2,750	1,762
General and administrative	1,250	1,232
Accretion of discount on asset retirement obligations	107	29
Interest	189	—
Derivative loss, net	6,955	—
	20,437	12,383

Income before taxes	12,245	23,808
Income tax provision	(84)	(249)
Net income	$12,161	$23,559

Allocation of net income applicable to Partnership:
General partner's interest in net income	$12
Limited partners' interest in net income	12,149
Net income applicable to Partnership	$12,161

Net income per common unit – basic and diluted	$0.40

Weighted average common units outstanding – basic and diluted	30,009

_____________

(a)

"Partnership Predecessor" financial results are presented in these unaudited condensed statements of operations for periods prior to May 6, 2008 because they represent the carve out operating results of the predecessor entity prior to Pioneer Southwest Energy Partners L.P. (the "Partnership') completing its initial public offering on May 6, 2008. The Partnership's initial public offering of 9,487,500 common units representing limited partnership interests in the Partnership were sold at $19.00 per unit, or $17.67 per unit after payment of an underwriting discount (the "Offering"). To effect the Offering, Pioneer Natural Resources Company (together with its subsidiaries, "Pioneer") (i) contributed to the Partnership a portion of its interest in Pioneer Southwest Energy Partners USA LLC ("Pioneer Southwest USA"), which is a subsidiary through which Pioneer owned certain oil and gas properties located in the Spraberry field in the Permian Basin of West Texas, for additional general and limited partner interests in the Partnership, (ii) sold its remaining interest in Pioneer Southwest USA for $141.1 million to the Partnership and (iii) sold incremental working interests in certain of the oil and gas properties owned by Pioneer Southwest USA to the Partnership for $22.0 million.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2009	2008

Cash flows from operating activities:
Net income	$12,161	$23,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	2,750	1,762
Deferred income taxes	—	3
Accretion of discount on asset retirement obligations	107	29
Amortization of debt issuance costs	58	—
Derivative related activity	4,500	—
Changes in operating assets and liabilities, net of effects from acquisition and disposition:
Accounts receivable	238	(1,230)
Inventories	864	—
Prepaid expenses	50	—
Accounts payable	(6,481)	1,131
Income taxes payable to affiliate	84	241
Asset retirement obligations	(127)	(46)
Net cash provided by operating activities	14,204	25,449
Cash flows from investing activities:
Additions to oil and gas properties	(178)	(83)
Net cash used in investing activities	(178)	(83)
Cash flows from financing activities:
Distributions to general partner and common unit holders	(15,020)	—
Net distributions to owner	—	(25,366)
Net cash used in financing activities	(15,020)	(25,366)
Net decrease in cash and cash equivalents	(994)	—
Cash and cash equivalents, beginning of period	29,936	1
Cash and cash equivalents, end of period	$28,942	$1

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

	Three Months Ended
	March 31,
	2009	2008
Average Daily Sales Volumes:
Oil (Bbls) -	3,114	3,250

Natural gas liquids (Bbls) -	1,311	1,146

Gas (Mcf) -	5,243	4,886

Total (BOE) -	5,298	5,210

Average Reported Prices:
Oil (per Bbl) -	$90.45	$97.14

Natural gas liquids (per Bbl) -	$36.79	$45.35

Gas (per Mcf) -	$6.09	$6.14

Total (BOE) -	$68.29	$76.33

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and distributable cash flow (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net cash provided by operating activities and net income. Management of Pioneer Southwest Energy Partners L.P. believes these financial measures provide additional information to the investment community about the Partnership's ability to generate sufficient cash flow to sustain or increase distributions to its unitholders, among other items. In particular, EBITDAX is used in the Partnership's credit facility to determine the interest rate that we will pay on outstanding borrowings and to determine compliance with the leverage and interest coverage tests. EBITDAX and distributable cash flow should not be considered as alternatives to net cash provided by operating activities or net income, as defined by GAAP.

Three Months Ended
March 31, 2009

Net cash provided by operating activities	$14,204
Deduct:
Depletion, depreciation and amortization	(2,750)
Accretion of discount on asset retirement obligations	(107)
Amortization of debt issuance costs	(58)
Commodity derivative related activity	(4,500)
Changes in operating assets and liabilities	5,372

Net income	12,161
Add:
Depletion, depreciation and amortization	2,750
Accretion of discount on asset retirement obligations	107
Interest expense	189
Income tax provision	84
Commodity derivative related activity	4,500

EBITDAX (a)	19,791
Deduct:
Cash reserves to maintain production levels	(3,551)
Cash interest expense	(131)
Cash income taxes	(84)

Distributable cash flow (b)	$16,025

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; accretion of discount on asset retirement obligations; interest expense; income taxes and noncash commodity derivative related activity.

(b)	Distributable cash flow equals EBITDAX less the Partnership's estimated cash reserves to maintain production levels, cash interest expense and cash income taxes.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of May 1, 2009 (a)

	2009
	Second Quarter	Third Quarter	Fourth Quarter	2010	2011
Average Daily Oil Production Associated with Commodity Derivatives:
Swap Contracts:
Volume (Bbl)	2,500	2,500	2,500	2,000	—
NYMEX price (Bbl)	$99.26	$99.26	$99.26	$98.32	$—
Collar Contracts:
Volume (Bbl)	—	—	—	—	2,000
NYMEX price (Bbl):
Ceiling	$—	$—	$—	$—	$170.00
Floor	$—	$—	$—	$—	$115.00
Average Daily Natural Gas Liquid Production Associated with Commodity Derivatives:
Swap Contracts:
Volume (Bbl)	750	750	750	750	—
Blended index price (Bbl) (b)	$53.80	$53.80	$53.80	$52.52	$—
Average Daily Gas Production Associated with Commodity Derivatives:
Swap Contracts:
Volume (MMBtu)	2,500	2,500	2,500	2,500	—
NYMEX price (MMBtu) (c)	$9.52	$9.52	$9.52	$9.01	$—

_

____________

(a)

Effective February 1, 2009, Pioneer Southwest Energy Partners L.P. (the "Partnership") ceased accounting for commodity derivatives as hedges on a prospective basis. Changes in derivative values from February 1, 2009 through March 31, 2009 increased, and in future periods will increase, the Partnership's derivative gains or losses.

(b)	Represents blended Mont Belvieu posted price per Bbl.
(c)	Approximate NYMEX price based on differential to the index price at the time the derivative was entered into.